Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (including all exhibits and schedules attached hereto and in accordance with Section 2, this “Agreement”)(1) is made and entered into as of September 28, 2018, by and among the following parties and any such party that subsequent to the date hereof executes and delivers a joinder to this Agreement (“Joinder Agreement”) in the form of Exhibit B (each of the foregoing described in sub-clauses (i) and (ii), a “Party” and, collectively, the “Parties”):

i.                  NRG REMA LLC and its wholly owned subsidiaries(2) (collectively, “REMA”); and

ii.               (a) Keystone Lessor Genco LLC, Conemaugh Lessor Genco LLC, and Shawville Lessor Genco LLC and their respective successors and permitted assigns, as Owner Lessors under the Keystone Lease, Conemaugh Lease, and Shawville Lease, respectively, (b) PSEGR Keystone Generation, LLC, PSEGR Conemaugh Generation, LLC, and PSEGR Shawville Generation, LLC and their respective successors and permitted assigns, as Owner Participants under the Keystone Lease, Conemaugh Lease, and Shawville Lease, respectively, (c) PSEGR Keystone, LLC, PSEGR Conemaugh, LLC, and PSEGR Shawville, LLC and their respective successors and permitted assigns, as Equity Investor Subsidiaries under the Keystone Lease, Conemaugh Lease, and Shawville Lease, respectively, (d) PSEGR PJM, LLC and its respective successors and permitted assigns, as Equity Subsidiary Holding Company, (e) PSEG Resources LLC and its respective successors and permitted assigns, as Equity Investor, and (f) any other PSEG Affiliate and their respective successors and permitted assigns party to the Operative Documents relating to the Keystone, Conemaugh, and Shawville Plants (collectively, “PSEG” or a “Consenting Creditor”); provided, however, that the definition of “PSEG” shall not include PSEG Power LLC and its respective successors and permitted assigns, nor any of its direct or indirect subsidiaries, or any of their respective current or former directors, officers, members, employees, partners, managers, independent contractors, agent, representatives, principals, professionals,

(1)         Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Term Sheet, subject to Section 2 hereof.

(2)         GenOn REMA Services, Inc., GenOn Northeast Management Company, and NRG Clearfield Pipeline Company LLC.

consultants, financial advisors, attorneys, accounts, investment bankers, or other professional advisors (in their respective capacities as such).

RECITALS

WHEREAS, REMA and PSEG have negotiated certain restructuring and related transactions with respect to REMA’s indebtedness and other obligations (collectively, the “Restructuring”), including its obligations arising under and related to the Facility Leases, Tax Indemnity Agreements, and the Series C pass-through certificates due 2026 (the “PTCs”), and other agreements in connection with REMA’s leveraged lease arrangements, all of which shall be on terms and conditions described in this Agreement and the term sheet attached hereto as Exhibit A (the “Term Sheet”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.                  Agreement Effective Date.  This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m. (prevailing Eastern Time), on the date on which each Party has executed and delivered counterpart signature pages of this Agreement to counsel to each other Party (without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed this Agreement (such date, the “Agreement Effective Date”).

Section 2.                  Exhibits Incorporated by Reference.  Each of the exhibits attached hereto and any annexes, schedules, or exhibits to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made part of this Agreement, and, as used in this Agreement, all references to this Agreement shall include the Exhibits and Schedules.  In the event of any inconsistency between this Agreement and the Exhibits and Schedules, the Exhibits and Schedules shall govern.

Section 3.                  Definitive Documentation.  The definitive documents and agreements governing the Restructuring (collectively, the “Restructuring Documents”) shall consist of the following:

(a)         the chapter 11 plan of reorganization implementing the Restructuring (as amended, supplemented, or otherwise modified from time to time and together with all exhibits and supplements thereto, the “Plan”);

(b)         an order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”);

(c)          the Disclosure Statement and the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”); and

(d)         the amendments and other modifications to the Shawville leveraged lease arrangements, to be implemented in connection with the Restructuring (the “Shawville Lease Modifications”) and related contractual arrangements concerning the Shawville pipeline.

Certain of the Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement.  The Restructuring Documents shall otherwise be reasonably acceptable to REMA and, to the extent that PSEG is a party thereto and solely with respect to provisions materially adversely impacting its treatment or rights (including, without limitation, the Shawville Lease Modifications), reasonably acceptable to PSEG.

Section 4.                  Milestones

4.01.                     REMA and PSEG intend to use commercially reasonable efforts to implement the Restructuring on an out-of-court basis.  The following milestones (the “Milestones”) shall apply to this Agreement unless extended or waived in writing by REMA and PSEG:

(a)         REMA shall commence solicitation of the Restructuring no later than ten (10) business days after the Agreement Effective Date (the “Solicitation Launch Date”);

(b)         PSEG shall submit duly executed ballots indicating its vote to accept the Plan no later than three (3) business days after the Solicitation Launch Date;

(c)          REMA and the holders of PTCs who enter into a restructuring support agreement with REMA in connection with the Transaction (the “Consenting PTC Holders”) shall file all applications necessary to obtain required regulatory approvals for consummation of the Transaction no later than October 10, 2018;

(d)         the Chapter 11 Cases shall be commenced no later than five (5) business days after the Solicitation Launch Date, and the Plan and Disclosure Statement shall be filed with the bankruptcy court having jurisdiction over the Chapter 11 Cases  (the “Bankruptcy Court”) on such date (the “Petition Date”); provided, that REMA, at its option, may extend this Milestone if it reasonably believes that the Restructuring can be consummated on an out-of-court basis on or before December 1, 2018;

(e)          the Confirmation Order shall be entered within 30 days of the Petition Date (the “Confirmation Date”); and

(f)           the occurrence of the effective date of the Agreed Plan according to its terms (the “Effective Date”) shall have occurred on or before the later of 45 days after the Petition Date or December 1, 2018; provided, however that such milestone shall be extended automatically to December 31, 2018 so long as any necessary regulatory approval remains pending.

Section 5.                  Commitments Regarding the Restructuring.

5.01.                     Mutual Commitments.

(a)         During the period beginning on the Agreement Effective Date and ending on a Termination Date (as defined herein) (such period, the “Effective Period”), each of the Parties shall:

(i)                                     support the Restructuring and the transactions contemplated by the Plan (or, if applicable, out-of-court transactions in furtherance of the Restructuring), and act in good faith and take all commercially reasonable actions necessary or appropriate to consummate the Restructuring and the transactions contemplated by the Plan (or, if applicable, out-of-court transactions in furtherance of the Restructuring), including the transfer of ownership of the Keystone and Conemaugh interests from REMA to the PTC Holders or their designee(s), in a manner consistent with this Agreement; provided, that nothing in this Agreement shall obligate PSEG to affirmatively participate in any litigation concerning the Restructuring;

(ii)                                  not directly or indirectly (A) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring or (B) propose, file, support, facilitate, negotiate, or vote for any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Restructuring; provided, that nothing in this Section 5.01(a)(ii) shall be deemed to require PSEG to consent to the form or substance of any Restructuring Documents over which PSEG has a consent right under Section 3 hereof;

(iii)                               to the extent PSEG is permitted to vote to accept or reject the Plan, vote each of its Claims against REMA to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis in accordance with section 4.01(b) hereof following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot, and not change or withdraw (or cause to be changed or withdrawn) such vote; provided, that PSEG shall be required to vote any Claims of the Owner Lessors under the Keystone Operative Documents and Conemaugh Operative Documents to accept the Plan only upon receipt by PSEG of the applicable direction letter given by the Consenting PTC Holders to the Lease Indenture Trustee under the Keystone Operative Documents and Conemaugh Operative Documents directing the Lease Indenture Trustees not to oppose or interfere with the Transaction, including PSEG voting such Claims on behalf of the applicable Owner Lessor;

(iv)                              in good faith take all actions necessary or reasonably requested by REMA to obtain any and all required regulatory and/or third-party approvals for the Restructuring; and

(v)                                 support and consent to the release, discharge, exculpation, and injunctive provisions contained in the Plan to the extent not inconsistent with this Agreement and the Term Sheet.

For the avoidance of doubt, all obligations and rights of PSEG described in this Agreement shall apply to any claims or interests that arise or are obtained by PSEG after the Agreement Effective Date until the consummation of the Restructuring.

5.02.                     PSEG Commitments.

(a)         PSEG shall, upon REMA’s reasonable request, exercise any rights or remedies available to PSEG under the Shawville, Keystone, and Conemaugh Operative Documents, respectively, in furtherance of consummating the Restructuring, and, for the avoidance of doubt, PSEG shall be entitled to reimbursement of any reasonable and documented fees and out-of-pocket expenses (including reasonable and documented fees and out-of-pocket expenses of PSEG’s outside advisors) incurred in connection therewith.

(b)         PSEG shall not, and shall not direct any other person to, exercise any right or remedy for the enforcement, collection, or recovery of any claims against GenOn or REMA.

5.03.                     RESERVED.

5.04.                     Rights of PSEG Unaffected.

Nothing contained herein shall limit:

(a)                                 the rights of PSEG under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Bankruptcy Cases, in each case, so long as the exercise of any such right is consistent with such obligations hereunder;

(b)                                 any right of PSEG to take or direct any action relating to the maintenance, protection, or preservation of any collateral, so long as such action is consistent with this Agreement; or

(c)                                  the ability of any Party to enforce any right, remedy, condition, consent or approval requirement under this Agreement (including the Term Sheet) or any of the Restructuring Documents.

5.05.                     REMA Commitments.

(a)                                 During the Effective Period, subject to section 14 hereof, REMA shall use commercially reasonable efforts to, in good faith, take all steps, as applicable, reasonably necessary or desirable to:

(i)                                     obtain orders of the Bankruptcy Court in furtherance of the Restructuring, including obtaining entry of the Confirmation Order;

(ii)                                  support and consummate the Restructuring in accordance with this Agreement, including the preparation and filing of the Restructuring Documents within the timeframe provided herein and in the Plan;

(iii)                               obtain any and all required regulatory and/or third-party approvals for the Restructuring; and

(iv)                              operate its business in the ordinary course, taking into account the Restructuring.

Notwithstanding anything to the contrary herein and without duplication of section 14 hereof, nothing in this Agreement shall require the board of directors, governance committee, board of managers, directors, managers, or officers or any other fiduciary of REMA to take any action, or to refrain from taking any action, with respect to the Restructuring to the extent such group, person, or persons determines, upon the advice of counsel, that taking such action, or refraining from taking such action, as applicable, would be inconsistent with applicable law, or its fiduciary obligations under applicable law.

Section 6.                  Transfer of Interests and Securities.

(a)                                 During the Effective Period, PSEG shall not sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership(3)) in the PSEG Claims (or any other PTCs, Claims, or Interests it may acquire) unless it satisfies all of the following requirements (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”), provided that the following provisions shall not apply to any Transfer in the PSEG Claims (or any other PTCs, Claims, or Interests PSEG may acquire) between affiliated parties (other than PSEG Power LLC and its subsidiaries) that are bound by this Agreement:

(i)                                     the intended transferee executes and delivers to counsel to REMA on the terms set forth below an executed form of the transfer agreement in the form attached hereto as Exhibit C (a “Transfer Agreement”) (it being understood that the effectiveness of any Transfer shall be subject to Section 6(a)(ii) and Section 6(b), below); and

(ii)                                  the Transfer shall not, in the reasonable business judgment of REMA and its legal advisors, adversely affect REMA’s ability to obtain the regulatory consents or other approvals necessary to effectuate the Restructuring.

(b)                                 REMA shall have five (5) business days from receiving notice of the Transfer Agreement to object to such Transfer Agreement for the reasons described in Section 6(a)(ii) above.  Failure to object to such Transfer Agreement within five (5) business days of receiving notice of the Transfer Agreement shall be deemed a determination that the requirements herein have been satisfied with respect to such transfer.

(c)                                  This Agreement shall in no way be construed to preclude PSEG from acquiring additional PTCs, Claims, or Interests; provided that (i) if PSEG acquires additional PTCs, Claims, or Interests, as applicable, after the Agreement Effective Date, it shall promptly notify REMA and its restructuring counsel of such acquisition including the amount of such acquisition and (ii) such additional PTCs, Claims, or Interests shall automatically and immediately upon acquisition by PSEG, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given in accordance herewith).

(d)                                 This Section 6 shall not impose any obligation on REMA to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling PSEG to Transfer any PSEG Claims or other PTCs, Claims, or Interests.  Notwithstanding anything to the contrary herein, to the extent the REMA and/or GenOn have entered into a separate agreement with another Party concerning the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed Restructuring (each such executed agreement, a “Confidentiality

(3)         As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of the PSEG Claims.

Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.  The filing of this Agreement and related exhibits hereto shall satisfy REMA’s and/or GenOn’s existing obligations under any such Confidentiality Agreements.

(e)                                  Any Transfer made in violation of this Section 6 shall be void ab initio and of no force and effect and shall not create any obligation or liability of PSEG or REMA to any purported transferee.

(f)                                   The restrictions on Transfer set forth in this Section 6 shall not apply to the grant of any liens or encumbrances on any PSEG Claims or other PTCs, Claims, or Interests by any collateralized loan obligation or in favor of a bank or broker dealer holding custody of such PSEG Claims or other PTCs, Claims, or Interests in the ordinary course of business and which lien or encumbrance is released automatically upon the Transfer of such PSEG Claim or other PTC, Claim, or Interest.

(g)                                  Upon satisfaction of the requirements in Section 6(a), (i) the Permitted Transferee shall be deemed a Consenting Creditor hereunder and (ii) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.

Section 7.                  Representations and Warranties of PSEG.  PSEG represents and warrants that:

(a)                                 other than the PSEG Claims, it does not currently hold any other PTCs, Claims, or Interests;

(b)                                 it has the full power and authority to act on behalf of, vote, and consent to matters concerning the PSEG Claims, except as expressly limited by the Keystone, Conemaugh, or Shawville Operative Documents;

(c)                                  the PSEG Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way PSEG’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed, except as otherwise set forth in the Keystone, Conemaugh, or Shawville Operative Documents; and

(d)                                 as of the date it executes this Agreement, Joinder Agreement, or Transfer Agreement, as applicable, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

Section 8.                  Mutual Representations, Warranties, and Covenants.  Each of the Parties represents, warrants, and covenants to each other Party:

8.01.                     Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

8.02.                     No Consent or Approval.  Except as expressly provided in this Agreement, no further consent or approval from any other person or entity (i) is required under such Party’s certificate of incorporation, bylaws, partnership, or LLC agreement or similar governing documents; (ii) is required pursuant to law applicable to such Party or from a governmental entity, agency or court with jurisdiction over such party; (iii) is required under an agreement that is binding on such Party or its subsidiaries which is material to such Party and its subsidiaries, taken as a whole; or (iv) where the failure to obtain such consent or approval would have a material adverse effect on the Restructuring or such Party, in each case, in order for it to effectuate the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

8.03.                     Power and Authority; Due Authorization.  Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement, and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action.

8.04.                     Governmental Consents.  Except as expressly set forth herein and with respect to REMA’s performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

8.05.                     No Conflicts.  The execution, delivery, and performance of this Agreement does not and shall not:  (a) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries in any material respect; (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Restructuring.

Section 9.                  Fees and Expenses.  REMA agrees to pay in cash, in full, in accordance with its respective engagement letters and fee letters, as applicable, all reasonable and documented fees and out-of-pocket expenses of Latham & Watkins LLP, O’Melveny & Myers LLP, and Guggenheim Securities, LLC, as advisors to PSEG, in each case incurred on or prior to the earlier of the Effective Date and the termination of this Agreement.

Section 10.           Acknowledgement.  Notwithstanding any other provision herein, the Parties acknowledge and agree that this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.  REMA will not solicit acceptances of any Plan from PSEG in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law.

Section 11.           RESERVED.

Section 12.           Termination Events.

12.01.              PSEG Termination Events.  This Agreement may be terminated upon five (5) business days’ written notice, delivered in accordance with Section 16.09 hereof by PSEG upon the occurrence and continuation of any of the following events.  Such termination shall be effective only insofar as PSEG is not then in breach of this Agreement.

(a)         The breach by any Party, other than PSEG or its successors or assigns, of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that has a material adverse effect on consummating the Restructuring; provided, that PSEG shall transmit a notice to counsel to REMA and the breaching Party in accordance with the notice provisions hereof, detailing any such breach and, if such breach is capable of being cured, the breaching Party shall have five (5) business days after receiving such notice to cure any breach;

(b)         The issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, has a material adverse effect on consummating the Restructuring; provided, that REMA shall have ten (10) business days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring;

(c)          REMA loses the exclusive right to file a plan of reorganization;

(d)         The (i) conversion to a case under chapter 7 of the Bankruptcy Code or dismissal of one or more of the Chapter 11 Cases, unless such conversion or dismissal, as applicable, is made with the consent of PSEG; or (ii) appointment of a trustee, receiver, examiner with expanded power in the Chapter 11 Cases; or

(e)          Except to the extent PSEG has waived such Milestone in accordance herewith, the failure to meet any of the Milestones.

12.02.              REMA’s Termination Events.  REMA may terminate this Agreement as to all Parties upon five (5) business days’ prior written notice, delivered in accordance with the notice provisions hereof, upon the occurrence of any of the following events.

(a)         The breach by any other Party of any material provision set forth in this Agreement that has a material adverse effect on consummating the Restructuring and if such breach is capable of being cured, remains uncured for a period of five (5) business days after the receipt by PSEG, as applicable, of notice of such breach.

(b)         The issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, would have, or could reasonably be expected to have, a material adverse effect on the consummation of the Restructuring.

(c)          The board of directors, governance committee, board of managers, or a similar governing body of REMA determines in good faith that proceeding with the Restructuring would be inconsistent with applicable law or its fiduciary obligations under applicable law in accordance with Section 14 of this Agreement.

(d)         Except to the extent REMA has waived such Milestone in accordance herewith or REMA is the cause of the failure to meet any of the Milestones, the failure to meet any of the Milestones.

(e)          The Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.              Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among the Parties.

12.04.              Termination upon Completion of the Restructuring.  This Agreement shall terminate automatically without any further required action or notice upon consummation of the Restructuring or occurrence of the Effective Date.

12.05.              Effect of Termination.  No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein.  The date on which termination of this Agreement as to a Party is effective in accordance with this Section 12 shall be referred to as a “Termination Date.”  Upon the occurrence of a Termination Date as to a Party, other than as otherwise specified in Section 13, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement.  Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit REMA or PSEG from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right or ability of REMA to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against PSEG, and (b) any right or ability of PSEG to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against REMA or PSEG.

Section 13.           Survival.  Notwithstanding the termination of this Agreement pursuant to section 12 hereof, the agreements and obligations of the Parties in sections 14, 15 and 16 hereof (and any defined terms needed for the interpretation of any such sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 14.           Fiduciary Duties.  Nothing in this Agreement shall require REMA or any of its directors, managers, and officers in their capacities as such (including any employee, director or officer of GenOn serving in such capacity) to take or refrain from taking any action with respect to the Restructuring to the extent such person or persons determines, based on the advice of counsel, that taking, or refraining from taking, such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided, that REMA shall provide PSEG with written notice in accordance with Section 16.09 of this Agreement of any such determination promptly (but in no event later than three (3) business days) after such determination is made.

Section 15.           Amendments.  Except to the extent otherwise specified herein, this Agreement may not be modified, amended, supplemented or waived, and no consent may be granted hereunder, in each case in any manner except in writing signed by each of REMA and PSEG.  Any proposed modification, amendment, supplement or consent that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio.

Section 16.           Miscellaneous.

16.01.              Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to use commercially reasonable efforts to timely execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable, including (i) preparing and filing as promptly as practicable with any governmental authority or third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications, consents to assignment or otherwise and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority, a Party hereto or other third party that are necessary, proper or advisable to consummate the Restructuring.

16.02.              Complete Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

16.03.              Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

16.04.              GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in either the United States District Court for the Southern District of New York or any New York state court located in the County of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts;

and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto or constitutional authority to finally adjudicate the matter; provided that after REMA commences the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

16.05.              Trial by Jury Waiver.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.06.              Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.07.              Interpretation and Rules of Construction.  This Agreement is the product of negotiations among REMA and PSEG, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  REMA and PSEG were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.  In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

16.08.              Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

16.09.              Notices.  All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)                                 if to REMA, to:

1601 Bryan Street, Suite 2200

Dallas, Texas 75201

Attention:  Dan McDevitt, General Counsel

Daniel.McDevitt@Genon.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:  David R. Seligman

dseligman@kirkland.com

Ben Winger

benjamin.winger@kirkland.com

-and-

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C. 20005
Attention:  AnnElyse Scarlett Gibbons

annelyse.gibbons@kirkland.com

(b)                                 if to PSEG, to:

80 Park Plaza, T4

Newark, NJ 07102

Attention:                                         Tamara Linde, EVP and General Counsel

Tamara.Linde@PSEG.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022 - 4834
Attention:  George A. Davis

George.Davis@lw.com

Andrew M. Parlen

Andrew.Parlen@lw.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.  Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.

16.10.              Independent Due Diligence and Decision Making.  Each Party hereby confirms that its decision to execute this agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of REMA.

16.11.              Reservation of Rights.  If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence and to the extent provided therein, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring, or the payment of damages to which a Party may be entitled under this Agreement.

16.12.              Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity.

16.13.              Several, Not Joint, Claims.  The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

16.14.              Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.15.              Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 17.           Other.  REMA agrees that, solely with respect to the provisions of this Agreement (excluding the Term Sheet), if it enters into a restructuring support agreement on terms that are substantially similar to those applicable to PSEG hereunder and more favorable to PSEG than the similar terms set forth in this Agreement (such terms, the “Improved Terms”), this Agreement will be deemed automatically amended to the extent necessary to incorporate such Improved Terms.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Remainder of page intentionally left blank]

REMA’s Signature Page to the Restructuring Support Agreement

NRG REMA LLC (on behalf of itself and its subsidiaries)

By:	/s/ Mark A. McFarland
Name:	Mark A. McFarland
Title:	President

Address:

NRG REMA LLC

1601 Bryan Street, Suite 2200

Dallas, Texas 75201

PSEG Signature Page to
the Restructuring Support Agreement

PSEGR Keystone Generation, LLC
PSEGR Conemaugh Generation, LLC
PSEGR Shawville Generation, LLC
PSEGR Keystone, LLC
PSEGR Conemaugh, LLC
PSEGR Shawville, LLC
PSEGR PJM, LLC

By:	/s/ Timothy P. Pellegrin
Name: Timothy P. Pellegrin
Title: President

Keystone Lessor Genco LLC
Conemaugh Lessor Genco LLC
Shawville Lessor Genco LLC

By: Wilmington Trust Company, as Lessor Manager

By:	/s/ Robert Hines
Name: Robert Hines
Title: Vice President

PSEG Resources L.L.C.

By:	/s/ Daniel J. Cregg
Name: Daniel J. Cregg
Title: President

Address:
80 Park Plaza, T4
Newark, NJ 07102

EXHIBIT A to
the Restructuring Support Agreement

Term Sheet

EXECUTION VERSION

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THE RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS TERM SHEET IS ATTACHED, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

TERM SHEET

This term sheet (this “Term Sheet”),(1) dated September 28, 2018, summarizes the material terms and conditions regarding a proposed consensual restructuring transaction (the “Transaction”) in respect of NRG REMA LLC and its wholly owned subsidiaries (collectively, “REMA”).(2)  The transactions contemplated in this Term Sheet are subject in all respects to the negotiation, execution, and delivery of definitive documentation.

The governing documents with respect to the Transaction will contain terms and conditions that are dependent on each other, including those described in this Term Sheet.  This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Transaction.  Such documentation will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet.

This Term Sheet incorporates the rules of construction set forth in section 102 of title 11 of of the United States Code, 11 U.S.C. §§ 101—1532 (the “Bankruptcy Code”).

TRANSACTION OVERVIEW

Summary

•                  REMA and PSEG(3) intend to restructure REMA’s leveraged lease arrangements in respect of the Shawville, Keystone, and Conemaugh power plants, and any and all claims arising under the Operative Documents relating thereto or otherwise, including the approximately $209.4 million(4) of issued and outstanding Series C Pass Through Trust Certificates due 2026 related thereto (the “Certificates”) and

(1)         Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in that certain Restructuring Support Agreement, dated as of September 28, 2018, by and among REMA and PSEG (the “RSA”).

(2)         GenOn REMA Services, Inc., GenOn Northeast Management Company, and NRG Clearfield Pipeline Company LLC.

(3)         “PSEG” means, collectively, (a) Keystone Lessor Genco LLC, Conemaugh Lessor Genco LLC, and Shawville Lessor Genco LLC and their respective successors and permitted assigns, as Owner Lessors under the Keystone Lease, Conemaugh Lease, and Shawville Lease, respectively, (b) PSEGR Keystone Generation, LLC, PSEGR Conemaugh Generation, LLC, and PSEGR Shawville Generation, LLC and their respective successors and permitted assigns, as Owner Participants under the Keystone Lease, Conemaugh Lease, and Shawville Lease, respectively, (c) PSEGR Keystone, LLC, PSEGR Conemaugh, LLC, and PSEGR Shawville, LLC and their respective successors and permitted assigns, as Equity Investor Subsidiaries under the Keystone Lease, Conemaugh Lease, and Shawville Lease, respectively, (d) PSEGR PJM, LLC and its respective successors and permitted assigns, as Equity Subsidiary Holding Company, (e) PSEG Resources L.L.C. and its respective successors and permitted assigns, as Equity Investor, and (f) any other PSEG Affiliate and their respective successors and permitted assigns that are party to the Operative Documents relating to the Keystone, Conemaugh, and Shawville Plants; provided, however, that the definition of “PSEG” shall not include PSEG Power LLC and its respective successors and permitted assigns, nor any of its direct or indirect subsidiaries, or any of their respective current or former directors, officers, members, employees, partners, managers, independent contractors, agent, representatives, principals, professionals, consultants, financial advisors, attorneys, accounts, investment bankers, or other professional advisors (in their respective capacities as such).

(4)         The $209.4 million of outstanding PTCs includes accrued interest to date.

any claims arising under the Tax Indemnity Agreements that now exist or may arise as a result of the Transaction.

•                  REMA and PSEG (the “Parties”) have engaged in good-faith, arms’ length negotiations and agreed to settle their respective claims related to REMA’s leveraged leases, generally as follows:

•                  PSEG will receive $31,500,000.00 in cash in satisfaction of all Claims(5) asserted (whether on account of the Operative Documents (including the Tax Indemnity Agreements) under the Keystone Lease, Conemaugh Lease, or Shawville Lease or otherwise), in satisfaction of any right of recovery PSEG may have directly or indirectly on account of Lease Termination Claims, and in consideration of the Shawville Lease Modifications described below; and

•                  PSEG will agree to various modifications to the Shawville leveraged lease arrangements, which REMA will assume as amended pursuant to the Agreed Plan;

•                  REMA will reject its 16.67% interest in the Keystone Plant(6) and 16.45% interest the Conemaugh Plant;(7)

•                  the treatment of the Key / Con Rejection Damages Claims shall be acceptable to REMA;

•                  Reorganized GenOn or such other GenOn entity will be the 100% owner of reorganized REMA (unless GenOn and REMA otherwise agree in relation to the treatment of the foregoing rejection damages claims); and

•                  other creditors will be Unimpaired.

Implementation

•                  REMA will implement the Transaction in accordance with the RSA through a prepackaged chapter 11 plan of reorganization (as it may be amended, supplemented, or otherwise modified from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Agreed Plan”), which shall be consistent with the terms of this Term Sheet and the RSA, under the Bankruptcy Code; provided, however, that REMA and PSEG shall use commercially reasonable efforts to implement the Transaction on an out-of-court basis to the extent such implementation is reasonably practicable under the circumstances.

•                  PSEG shall support the Transaction—including voting any and all Claims it has or controls against REMA to accept the Agreed Plan and supporting the negotiated resolution, as between GenOn and REMA, of any and all Claims GenOn has against REMA (it being understood that PSEG shall not be required to actively participate in any litigation concerning the Agreed Plan)—in accordance with the RSA so long as it receives the treatment set forth herein and without regard to any other stakeholder’s support.

•                  The transfer of ownership of the Keystone and Conemaugh interests from REMA to the PTC Holders, the Lease Indenture Trustee, or their respective designee(s)

(5)         “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

(6)         “Keystone Plant” means the facility described in that certain Deed and Bill of Sale, dated as of August 24, 2000, (as may be amended, supplemented, or modified), between the Keystone Owner Lessor and REMA.

(7)         “Conemaugh Plant” means the facility described in that certain Deed and Bill of Sale, dated as of August 24, 2000, (as may be amended, supplemented, or modified), between the Conemaugh Owner Lessor and REMA

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shall be memorialized and implemented as part of the order confirming the Agreed Plan (the “Confirmation Order”). REMA and PSEG agree to work in good faith and use commercially reasonable efforts to enter into any ancillary agreements or arrangements, if any, that are necessary to implement such transfer of ownership at minimal cost and delay; provided, that PSEG shall be entitled to reimbursement of any reasonable and documented fees and out-of-pocket expenses (including reasonable and documented fees and out-of-pocket expenses of PSEG’s outside advisors) incurred in connection therewith.

•                  For the avoidance of doubt, the Owner Lessor Notes and PTCs shall be deemed cancelled upon the consummation of the Transaction.

PSEG TREATMENT

PSEG Cash Consideration

•                  REMA shall pay to PSEG, in full and final satisfaction of any and all Claims that PSEG may assert against REMA or otherwise recover from REMA, whether directly or indirectly (including, without limitation, through the Owner Lessors), and as consideration for the below-described Shawville lease modifications and PSEG supporting the Transaction, $31,500,000.00 in cash upon consummation of the Transaction.

Shawville Lease Modifications

Overview

•                  REMA and PSEG shall amend the Shawville Operative Documents,(8) including the participation agreement and the Shawville Lease, to give effect to the modifications summarized herein (the “Shawville Lease Modifications”).(9)

•      REMA and PSEG agree that the Shawville Lease Modifications (i) do not result in a termination event (from a tax perspective) under the Shawville Lease and (ii) do not result in a “substantial modification” for purposes of Treasury Regulations Section 1.467-7(g) and, in each case, REMA and PSEG agree to report the Shawville Lease Modifications in accordance with such treatment for tax purposes.

•      REMA shall assume the Shawville Operative Documents, as amended by the Shawville Lease Modifications, in connection with any chapter 11 process.

Qualifying Credit Support

The Shawville Participation Agreement shall be modified as follows (collectively, the “Amended Qualifying Credit Support Terms”):

•                  Upon consummation of the Transaction, Qualifying Credit Support in cash or other forms of credit support (including letters of credit) acceptable to PSEG, in the amount of $2,000,000 will be provided by REMA and put into an escrow account (the “QCS Escrow”). The QCS Escrow shall increase an incremental $3,000,000

(8)         “Shawville Operative Documents” means, collectively, the Participation Agreement, the Deed and Bill of Sale, the Facility Leases, the Site Lease and Sublease, the Assignment and Reassignment of Owners Agreement, the Lease Indenture, the Lessor Notes, the Pass Though Trust Agreements, the Certificates, the LLC Agreements, the Tax Indemnity Agreement, the Subsidiary Guaranty, the Qualifying Credit Support (and any transfer letter or other instrument with respect thereto), the Lease Pledge Agreement, the Intercreditor Agreement, the OP Guarantee, and any other document executed and entered into pursuant to that certain sale-leaseback transaction, dated August 24, 2000, between REMA and PSEG, with respect to the facility described in that certain Deed and Bill of Sale, dated as of August 24, 2000, (as may be amended, supplemented, or modified), between Shawville Lessor Genco LLC and REMA (the “Shawville Plant”), in each case as amended, supplemented, or otherwise modified from time to time.

(9)         “Shawville Lease” shall mean that certain facility lease agreement, dated as of August 24, 2000, (as may be amended, supplemented, or modified), between Shawville Lessor Genco, LLC and REMA.

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per annum in cash or other forms of credit support (including letters of credit) acceptable to PSEG, on January 1st of each year thereafter, beginning in 2019 through and including 2026 (but not thereafter, e.g., during any renewal period).

•                  Qualifying Credit Support will be increased by $5,000,000 in cash or other forms of credit support (including letters of credit) acceptable to PSEG, in the event of each of the following, provided, that, notwithstanding anything to the contrary herein, the aggregate amount of such increases shall not exceed $10,000,000:

•                  a sale, transfer, or other disposition (not including, for the avoidance of doubt, a transfer to an Affiliate of REMA that has been assigned or will be assigned the Shawville Lease contemporaneously with such transfer or the incurrence of secured indebtedness, but including any subsequent sale, transfer, or other disposition by such Affiliate assignee of the Shawville Lease) of the Gilbert facility;

•                  a sale, transfer, or other disposition (not including, for the avoidance of doubt, a transfer to an Affiliate of REMA that has been assigned or will be assigned the Shawville Lease contemporaneously with such transfer or the incurrence of secured indebtedness, but including any subsequent sale, transfer or other disposition by such Affiliate assignee of the Shawville Lease) of the Sayreville facility;

•                  secured debt is incurred against the lessee position under the Shawville Lease; or

•                  a Qualifying Assignment to Affiliate (as defined below);

provided, that insofar as a Qualifying Assignment to Affiliate involves a transfer to an affiliate that does not own both the Gilbert facility nor the Sayreville facility, the Qualifying Credit Support will be increased by (i) $10,000,000 (if the assignee Affiliate owns neither the Gilbert facility nor the Sayreville facility) or (ii) $5,000,000 (if the assignee Affiliate owns one, but not both, of the Gilbert facility or the Sayreville facility), in cash or other forms of credit support (including letters of credit) acceptable to PSEG, subject to the overall cap.

•                  Cash amounts in the QCS Escrow may be invested, as applicable, at PSEG’s discretion, subject to REMA’s reasonable consent.

•                  Cash amounts in the QCS Escrow shall be utilized to pay rent pursuant to the existing Periodic Lease Rent schedule; provided that, for the avoidance of doubt, REMA (or its permitted assignee, as applicable) will remain liable for the payment of any rent that is not paid from the QCS Escrow.

•                  REMA shall have no obligation at any time to fund the QCS Escrow in an amount that exceeds the remaining cash payments of Periodic Lease Rent through lease maturity under the Shawville Lease.

•                  The QCS Escrow will be maintained by a third-party escrow agent under customary terms reasonably acceptable to each of PSEG and REMA.

Permitted Liens	• The Shawville Operative Documents shall be modified to permit REMA to incur secured and unsecured indebtedness with respect to the Shawville leasehold interest.

Asset Sales	• The Shawville Operative Documents shall be modified to provide that the sale of

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any and all Non-Leased Assets(10) will be permitted subject to the Amended Qualifying Credit Support Terms.

Assignment of Shawville Lease to Third Party

The Shawville Operative Documents shall be modified as follows:

•                  REMA will be permitted to assign the Shawville Lease to a third-party, non-affiliate assignee that either: (i) meets the credit rating / net worth conditions under the Shawville Lease and becomes bound by the Amended Qualifying Credit Support Terms applicable to REMA; or (ii) does not meet one or both of the existing credit rating / net worth conditions, but agrees to fund the QCS Escrow at the time of the assignment in an amount of cash or other forms of credit support (including letters of credit) acceptable to PSEG, sufficient to satisfy the remaining Basic Lease Term rent, if any; provided that PSEG shall then instruct the escrow agent to return to REMA any amounts previously funded into the QCS Escrow upon the assignee satisfying its escrow funding obligations as set forth herein.

Assignment of Shawville Lease to Affiliate

The Shawville Operative Documents shall be modified as follows:

•                  REMA will be permitted to assign the Shawville Lease to any affiliate so long as, at the time of assignment, the Projected Fixed Charges Ratio (as defined in the Shawville Participation Agreement) for the assignee (which, for the avoidance of doubt, shall be deemed the “Facility Lessee” for the purposes of application of the Projected Fixed Charges Ratio definition and any defined terms incorporated therein) and any Subsidiary Guarantors (on a consolidated basis), measured for the next succeeding eight fiscal quarters (taken as two periods of four quarters and determined as of the beginning of the quarter during which the determination is made) is at least 1.0 to 1.0; provided, further, that insofar as such assignment is to an affiliate that does not also own both the Gilbert Facility and the Sayreville Facility, such assignment shall constitute a “Qualifying Assignment to Affiliate” that triggers the incremental Qualifying Credit Support obligation set forth above.

Lease Extension / Renewal

•                  Section 15 of the Shawville Lease shall be modified to permit (a) the lessee to express tentative interest in a FMV renewal or wintergreen renewal on or after November 24, 2019; (b) the Appraisal Procedure in connection with any such renewal to occur on or after May 24, 2020; and (c) the lessee to exercise an irrevocable election to enter into a FMV renewal or wintergreen renewal on or after November 24, 2021. There shall be corresponding changes to the dates applicable to Section 15 of the Shawville Lease and any related items.

Shawville Change of Control

•                  PSEG agrees that any change of control of REMA that occurs upon and as a result of consummating GenOn’s pending chapter 11 plan of reorganization or REMA’s chapter 11 plan of reorganization implementing the Transaction shall not constitute a “Change of Control” under the Shawville Operative Documents.

Tax Indemnity Agreement

•                  The Tax Indemnity Agreement relating to the Shawville Lease shall be assumed and amended to provide for and/or clarify (i) REMA’s indemnification of PSEG for Inclusion Losses with respect to state taxes, and (ii) that future savings shall be calculated at the prevailing tax rate.

•                  Notwithstanding anything to the contrary contained therein, the Tax Indemnity Agreements with respect to the Keystone Plant and the Conemaugh Plant will be

(10)  “Non-Leased Assets” means all REMA assets other than cash or the Keystone Plant, Conemaugh Plant, and Shawville Plant (all as defined herein).

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deemed terminated, with all claims relating thereto deemed satisfied in full in connection with the treatment for PSEG Claims contained in this Term Sheet.

•                  The Parties agree that there is no existing claim or basis for asserting a claim under the Tax Indemnity Agreement relating to the Shawville Lease, and that the transactions contemplated by this Term Sheet will not give rise to any such claims.

Other PSEG Deal Terms

Shawville Pipeline Lease

REMA agrees, with respect to the Pipeline Contracts,(11) to: (a) eliminate the 6-month termination for convenience provision; and (b) upon consummation of the Transaction, (i) cause GenOn to assign to REMA all of its right, title, and interest in the Lateral Line Lease, (ii) amend the Shawville Operative Documents to require REMA to effect the assignment of all right, title, and interest of REMA and its affiliates in the Pipeline Contracts (the “Assigned Pipeline Interests”) to PSEG, free and clear of any consensual liens on the Assigned Pipeline Interests, immediately upon the rejection or termination of the Shawville Lease for any reason (REMA’s obligation to effect such assignment, the “Assignment Obligation”), (iii) grant PSEG a first priority lien on and security interest in the Assigned Pipeline Interests to secure REMA’s Assignment Obligation (and obtain any third-party consents reasonably requested by PSEG in connection therewith), and (iv) execute such assignment agreements and other documentation as may be reasonably necessary for REMA to satisfy its Assignment Obligation, which shall be held in escrow pending, and shall become effective upon, the earliest to occur of rejection or termination of the Shawville Lease for any reason. The Parties agree (1) to use commercially reasonable efforts to structure the Transaction in connection with the Shawville Pipeline in accordance with applicable regulatory requirements and (2) to file for and obtain all necessary regulatory approvals to implement the Transaction in connection with the Shawville Pipeline, if any.

REMA shall be permitted to incur secured indebtedness against the Pipeline Contracts subject to (and junior to) PSEG’s rights and security interests set forth in subpart (b) of the first sentence above, subject to the holder(s) of such secured indebtedness entering into an intercreditor subordination agreement with PSEG on terms reasonably acceptable to PSEG.

Rejection of the Keystone and Conemaugh Operative Documents

•                  REMA shall reject the Keystone and Conemaugh Operative Documents, including its 16.67% interest in the Keystone Plant and 16.45% interest in the Conemaugh Plant, nunc pro tunc to the Petition Date. Pursuant to the Confirmation Order, the Owner Lessors’ respective ownership interests shall be assigned to the PTC Holders, the Lease Indenture Trustee, or their respective designee(s).

•                  REMA and PSEG agree to work in good faith and use commercially reasonable efforts to transfer ownership of the Keystone and Conemaugh interests in a tax-efficient manner; provided, that PSEG shall be entitled to reimbursement of any reasonable and documented fees and out-of-pocket expenses (including reasonable and documented fees and out-of-pocket expenses of PSEG’s outside advisors) incurred in connection therewith.

•                  Absent agreement among the relevant stakeholders, the Bankruptcy Court shall determine the amount of rejection damages claims arising therefrom.

(11)  “Pipeline Contracts” means (a) that certain Lateral Pipeline Capacity Lease Agreement, dated as of October 1, 2016, by and between NRG ECA Pipeline LLC and GenOn (the “Lateral Line Lease”), (b) the Firm Transportation Service Agreement dated as of December 18, 2015, between First ECA Midstream LLC and REMA, and (c) other agreements to be determined by REMA and PSEG.

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• The treatment of such rejection damages shall be acceptable to REMA and GenOn. For the avoidance of doubt, PSEG disclaims, in favor of REMA, any recovery on account of such rejection damages claims.

KeyCon O&M Agreements, Owners Agreements

•                  On the Effective Date, pursuant to the Agreed Plan, REMA shall assume the KeyCon O&M Agreements.

•                  On the Effective Date, pursuant to the Agreed Plan, REMA shall assume and assign to the PTC Holders, the Lease Indenture Trustee, or their respective designee(s) its right, title, and interest in (a) that certain Owners Agreement (Keystone Electric Generating Stations, dated as of April 30, 2009, by and among the Keystone Parties thereto), and (b) that certain Owners Agreement (Conemaugh Electric Generating Stations, dated as of April 30, 2009, by and among the Conemaugh Parties thereto).

Other

•                  REMA shall pay the fees and reasonable and documented expenses of (i) Latham & Watkins LLP, (ii) Guggenheim Securities, LLC (“GS”), and (iii) O’Melveny & Myers LLP, in each case as and to the extent set forth in those certain fee letters entered into by REMA and the applicable professional (or in the case of GS, the limited joinder to GS’s engagement letter with Public Service Enterprise Group Incorporated entered into by REMA and Public Service Enterprise Group Incorporated (the “Joinder”). For the avoidance of doubt, the Transaction constitutes a “Restructuring Transaction” as defined in the Joinder.

•                  REMA shall pay the rent due under the Shawville Lease as of July 2, 2018 in the amount of $946,148.67 (and any other installments of rent due under the Shawville Lease that remain unpaid at consummation of the Transaction) upon the consummation of the Transaction.

TREATMENT OF CLAIMS UNDER AGREED PLAN

Administrative Claims Priority Tax Claims Other Priority Claims Other Secured Claims	Treatment. Customary treatment provisions for each of these classes in order to render the holders of such Claims Unimpaired. Voting. Not classified or unimpaired, as applicable; non-voting.

PSEG Claims

Treatment. On the Effective Date, PSEG shall receive the treatment described in this Term Sheet in full and final satisfaction of any and all Claims PSEG holds against REMA, whether such Claims are direct Claims of PSEG or Claims of any owner lessor on account of which PSEG would be entitled to any recovery or any other Claims PSEG holds (collectively, the “PSEG Claims”).

Voting. Impaired. Each holder of a PSEG Claim will be entitled to vote to accept or reject the Agreed Plan.

For the avoidance of doubt, each PSEG entity shall vote all of the PSEG Claims to accept the Agreed Plan.

GenOn Claims

Treatment. On the Effective Date, at REMA’s option, the GenOn Claims will be (i) extinguished or (ii) Reinstated on a subordinated basis (i.e., such claims shall be subordinated in all respects to payment of REMA’s obligations under the Shawville Operative Documents pursuant to customary subordination terms to be included in the

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definitive documentation for the Transaction), or (iii) at REMA’s option, converted into new equity in Reorganized REMA on account of such Claims.

Voting. Impaired. Each holder of a GenOn Claim will be entitled to vote to accept or reject the Agreed Plan.

For the avoidance of doubt, each GenOn entity shall vote all of the GenOn Claims to accept the Agreed Plan.

Key / Con Rejection Damages Claims

Treatment. On the Effective Date, the Lease Indenture Trustee shall receive such treatment that is acceptable to REMA and GenOn on account of any rejection damages claims arising from the rejection of the Keystone and Conemaugh Operative Documents and implementation of the Transaction (collectively, “Key / Con Rejection Damages Claims”).

Voting. To be determined. To the extent PSEG controls any voting Key / Con Rejection Damages Claims, it will cause such Claims to be voted to accept the Agreed Plan.

General Unsecured Claims

Treatment. On the Effective Date, or as soon thereafter as reasonably practicable, except to the extent that a holder of an allowed General Unsecured Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each allowed General Unsecured Claim, each holder thereof shall receive: (a) payment in cash in an amount equal to such General Unsecured Claim on the later of (i) the Effective Date or (ii) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such General Unsecured Claim; or (b) such other treatment to render such General Unsecured Claim Unimpaired.

Voting. Unimpaired. Each holder of a General Unsecured Claim will be conclusively deemed to have accepted the Agreed Plan pursuant to section 1126 of the Bankruptcy Code. No holder of a General Unsecured Claim will be entitled to vote to accept or reject the Agreed Plan.

Intercompany Claims

Treatment. On the Effective Date, at REMA’s option, the Intercompany Claims held by REMA shall be either Reinstated or deemed canceled and released.

Voting. Unimpaired or Impaired, as applicable. Each holder of an Intercompany Claim will be conclusively deemed to have accepted or rejected, as applicable, the Agreed Plan pursuant to section 1126 of the Bankruptcy Code. No holder of an Intercompany Claim will be entitled to vote to accept or reject the Agreed Plan.

Intercompany Interests

Treatment. On the Effective Date, Intercompany Interests shall be either Reinstated or deemed canceled and released at the option of REMA.

Voting. Unimpaired or Impaired, as applicable. Each holder of an Intercompany Interest will be conclusively deemed to have accepted or rejected, as applicable, the Agreed Plan pursuant to section 1126 of the Bankruptcy Code. No holder of an Intercompany Interest will be entitled to vote to accept or reject the Agreed Plan.

Section 510(b) Claims

Treatment. On the Effective Date, allowed Claims arising under section 510(b) of the Bankruptcy Code (each, a “510(b) Claim”), if any, shall be cancelled without any distribution, and such holders of 510(b) Claims will receive no recovery.

Voting. Impaired. Each holder of a 510(b) Claim will be conclusively deemed to have rejected the Agreed Plan pursuant to section 1126(g) of the Bankruptcy Code. No

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holder of a 510(b) Claim will be entitled to vote to accept or reject the Agreed Plan.

REMA Interests

Treatment. On the Effective Date, the REMA Interests shall be either Reinstated or deemed canceled and released at the option of REMA.

Voting. Unimpaired or Impaired, as applicable. Each holder of a REMA Interest will be conclusively deemed to have accepted or rejected, as applicable, the Agreed Plan pursuant to section 1126 of the Bankruptcy Code. No holder of a REMA Interest will be entitled to vote to accept or reject the Agreed Plan.

Other Chapter 11 Plan Terms

Indemnification

Under the restructuring, all indemnification obligations in place as of the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of REMA, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive unimpaired and unaffected, irrespective of when such obligation arose.

Key / Con Credit Support

Upon consummation of the Transaction, the beneficial owners of the ownership interests in the Keystone and Conemaugh power plants, respectively, shall return and replace any and all letters of credit, surety bonds, and other credit support provided or guaranteed by GenOn and REMA for the benefit of the Keystone Plant and/or Conemaugh Plant, as applicable.

Debtor Release

The Agreed Plan shall contain the following:

•                  Effective as of the Effective Date, and except as otherwise specifically provided in the Plan, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted by or on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transactions; (ii) any Transaction, contract, instrument, release, or other agreement or document (including providing legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan; (iii) the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the LC Facility, the LC Proceeds, the LC Draw, Avoidance Actions, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement; (iv) the Operative Documents; or (v) upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

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Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; and the Debtor Release does not waive or release any right, claim, or Cause of Action (a) in favor of any Debtor or Reorganized Debtor, as applicable, arising under any contractual obligation owed to such Debtor or Reorganized Debtor not satisfied or discharged under the Plan or (b) as expressly set forth in the Plan or the Plan Supplement.

•                  “Released Party” shall mean each of the following, solely in its capacity as such: (a) the Debtors and Reorganized Debtors; (b) GenOn; (c) the GenOn Steering Committee; (d) PSEG; (e) each PTC Holder; (f) the Lease Indenture Trustees; (g) the Pass Through Trustees; (h) with respect to each of the foregoing entities in clauses (a) through (g), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equityholders, funds, portfolio companies, management companies; (i) with respect to each of the foregoing Entities in clauses (a) through (h), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors; provided, however, that any party in interest that opts out or otherwise Files an objection to the releases in the Plan shall not be a “Released Party;” provided, further, however, that, notwithstanding anything to the contrary herein, neither PSEG Power LLC and its respective successors and permitted assigns, nor any of its direct or indirect subsidiaries, or any of their respective current or former directors, officers, members, employees, partners, managers, independent contractors, agent, representatives, principals, professionals, consultants, financial advisors, attorneys, accounts, investment bankers, or other professional advisors (in their respective capacities as such), shall be “Released Parties.”

Third Party Release

The Agreed Plan shall contain the following:

•                  Effective as of the Effective Date, and except as otherwise specifically provided in the Plan, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part: (i) the Debtors, the Debtors’ in- or out-of-court restructuring efforts, or intercompany transactions; (ii) any Transaction, contract, instrument, release, or other agreement or document (including providing a legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan; (iii) the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the LC Facility, the LC Proceeds, the LC Draw, Avoidance Actions, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; (iv) the Operative Documents; or (v) upon any other act, or omission, transaction, agreement, event, or other occurrence related to (i) to (iii) above taking place on or before the Effective Date. Notwithstanding anything contained herein to the contrary, the foregoing release does not release any obligations of any party under the Plan or any document,

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instrument, or agreement executed to implement the Plan.

•                  “Releasing Party” shall mean each of the following, solely in its capacity as such:  (a) the Debtors and Reorganized Debtors; (b) GenOn; (c) PSEG; (d) each PTC Holder; (e) the Lease Indenture Trustees; (f) the Pass Through Trustees; (g) the GenOn Steering Committee; (h) with respect to each of the foregoing entities in clauses (a) through (g), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equityholders, funds, portfolio companies, management companies; (i) with respect to each of the foregoing Entities in clauses (a) through (h), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors; and (j) all Holders of Claims and Interests not described in the foregoing clauses (a) through (i); provided, however that any such Holder of a Claim or Interest that opts out or otherwise Files an objection to the releases in the Plan shall not be a “Releasing Party;” provided, further, however, that, notwithstanding anything to the contrary herein, neither PSEG Power LLC and its respective successors and permitted assigns, nor any of its direct or indirect subsidiaries, or any of their respective current or former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, or other professional advisors (in their respective capacities as such), shall be “Releasing Parties.”

Exculpation

The Agreed Plan shall contain the following:

•                  Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Supplement, or any Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

•                  “Exculpated Party” shall mean, collectively, and in each case in its capacity as such:  (a) the Debtors and Reorganized Debtors; (b) GenOn; (c) the GenOn Steering

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Committee; (d) with respect to each of the foregoing entities in clauses (a) through (c), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equityholders, funds, portfolio companies, management companies; and (e) with respect to each of the foregoing Entities in clauses (a) through (d), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (d), each solely in their capacity as such).

Injunction

The Agreed Plan shall contain the following:

•                  Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

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EXHIBIT B to
the Restructuring Support Agreement

Joinder Agreement

The undersigned (“Additional Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of September 28, 2018 (the “Agreement”),(1) by and among NRG REMA LLC and its affiliates and subsidiaries bound thereto, PSEG, and certain other parties and agrees to be bound by the terms and conditions thereof to the same extent that PSEG is thereby bound, and shall be deemed a “Consenting Creditor” and a “Party” under the terms of the Agreement.

The Additional Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof as PSEG with respect to the specific Outstanding Claim identified in the table below.

Date Executed:
Name of Additional Party:

By:
Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:

Claims or Interests (principal amount only)	$	[ ]
PTCs (principal amount only)	$	[ ]

(1)         Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT C to
the Restructuring Support Agreement

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of September 28, 2018 (the “Agreement”),(1) by and among NRG REMA, LLC and its affiliates and subsidiaries bound thereto, PSEG, and certain other parties, including the transferor to the Transferee of any PTCs, Claims, or Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the same extent that the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” and a “Party” under the terms of the Agreement with respect to the specific Outstanding Claim identified in the table below.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, as PSEG, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:
Name of Transferee:

By:
Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:

Claims or Interests (principal amount only)	$	[ ]
PTCs (principal amount only)	$	[ ]

(1)         Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.